Exhibit 99

General Cable Reports Second Quarter Results

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--August 5, 2009--General Cable Corporation (NYSE: BGC), one of the most geographically diversified industrial companies, reported today revenues and earnings for the second quarter ended July 3, 2009. Diluted earnings per share for the second quarter of 2009 were $1.00. Included in these results were approximately $0.13 per share of non-cash net lower of cost or market (LCM) inventory accounting related gains and $0.15 per share of non-cash interest charges resulting from the application of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (including Partial Cash Settlement). Before the impact of these items, adjusted non-GAAP earnings per share for the second quarter of 2009 would have been $1.02.

Highlights

  Generated $152.1 million of cash flow from operating activities
  Increased available global liquidity to approximately $1.2 billion
  Decreased net debt by $98.5 million to $951.8 million during the second quarter
  Completed acquisition of Gepco International, Inc., a leader in professional broadcast cabling

Second Quarter Results

Net sales for the second quarter of 2009 were $1,133.1 million, a decrease of $225.0 million or 16.6% compared to the second quarter of 2008 on a metal-adjusted basis. Included in these results are $32.6 million of revenues from acquired businesses and $173.4 million related to unfavorable changes in foreign currency exchange rates. Volume based on metal pounds sold, without the impact of incremental volume from acquired businesses, decreased 19.8% in the second quarter of 2009 compared to 2008, and was down 2.2% compared to the first quarter of 2009.

Operating income before items was $85.1 million in the second quarter of 2009 compared to $130.2 million in the second quarter of 2008, a decrease of $45.1 million or 34.6%. The decrease in operating income was principally a result of unfavorable changes in foreign currency translation, lower overall demand in many of the Company’s end markets, lower capacity utilization and a competitive trading environment. Operating margin before items was 7.5% in the second quarter of 2009, a decrease of approximately 210 basis points from the operating margin of 9.6% in the second quarter of 2008 on a metal-adjusted basis.

Gregory B. Kenny, President and Chief Executive Officer of General Cable, said, “Despite the ongoing economic contraction in many of our geographic markets, I am pleased with the significant earnings and cash flow that the Company continues to generate. Our continuous improvement efforts and focus on working capital management, particularly on reducing inventory consistent with weak end-markets, has allowed us to continue to seek out product and geographic expansion opportunities while others take a more defensive position.”

Liquidity and Share Repurchase

Net debt was $951.8 million at the end of the second quarter, down $98.5 million from the end of the first quarter of 2009. This decrease is principally the result of strong cash earnings coupled with reductions in inventory in each of the Company’s geographic segments more than offsetting capital expenditures.

At the end of the second quarter, through a combination of cash balances and undrawn available lines of credit, the Company had approximately $1.2 billion of available liquidity spread around its three geographic regions to fund operations, which could include increased working capital requirements as a result of higher copper costs, internal growth, continuing product and geographic expansion opportunities and potential common share repurchases. During the second quarter of 2009, the Company made no common share repurchases.

Acquired Business

The Company recently completed the acquisition of Gepco International, Inc. which reported revenues of approximately $46 million in 2008. The Gepco Brand of high-end broadcast cable products is one of the most well-known and respected brands in the professional broadcast industry with an outstanding reputation for unsurpassed quality and performance. Gepco cabling solutions are a critical component to the professional broadcast industry’s continuing innovation in broadcast technologies such as the next generation super or ultra-high definition video. Greg Lampert, Executive Vice President, President and CEO of General Cable North America, said, “I am pleased that Gary Geppert, the Company’s founder and a recognized innovator in the industry, has agreed to stay with the Company. He has built Gepco into a technology leader in the professional broadcast industry, nearly doubling revenues of broadcast products over the last five years, and will continue to lead our efforts to develop new and innovative products.”

Third Quarter 2009 Outlook

For the third quarter, the Company expects to report earnings before the impact of APB 14-1 in the range of $0.45 to $0.55 per share. Revenues are expected to be approximately $1.05 to $1.10 billion. Earnings in the third quarter of 2009 are expected to be sequentially lower due to a number of factors. First, the Company expects that third quarter volumes will be sequentially lower as a result of normal seasonal patterns. Second, during the third quarter many of our North American manufacturing facilities will take extended summer shut-downs in an effort to continue to balance inventory levels with expected weak end-market demand which will result in incremental unabsorbed fixed costs but favorable cash flows. Lastly, the Company expects a short-term unfavorable sequential earnings reduction resulting from the lag in recovering the recent rapid rise in metal prices. “The Company has continued to generate strong earnings and cash flow throughout the economic downturn. We are using the strength of our global product and geographic diversity as well as our focus on continuous improvement to position the Company for eventual recovery in our end markets. We will continue to seek value for our shareholders by expanding further into new products, such as the recent acquisition of Gepco, and new geographies focused primarily on faster growing developing regions of the world. We expect demand for our products will continue to be weak as a result of project deferrals and cancellations in many of our end markets as a consequence of tighter credit markets and reduced energy consumption. While we cannot predict how long these conditions will persist, we remain convinced that the long-term investment requirements for global energy and communications infrastructure will be important drivers of growth for our products,” Kenny said. A reconciliation of expected GAAP earnings per share is as follows:

	Q3 2009 Guidance	Q3 2008 Actual
GAAP earnings per share	$0.30 - $0.40	$0.94
LCM inventory accounting related items	-	0.09
APB 14-1 non-cash interest expense	0.15	0.13
Adjusted Non-GAAP earnings per share	$0.45 - $0.55	$1.16

Reconciliation of Non-GAAP Measures

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States, we discuss in this earnings release earnings per share and operating income for the second quarter of 2009 and 2008 as adjusted for the impact of net lower of cost or market (LCM) inventory accounting related items and the impact of the application of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (including Partial Cash Settlement). These Company-defined adjusted measures are being provided because management believes they are useful in analyzing the underlying operating performance of the business. These measures may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to accounting principles generally accepted in the United States. A reconciliation of earnings per share as reported and operating income as reported to adjusted non-GAAP earnings per share and adjusted non-GAAP operating income follows:

	2nd Quarter EPS
	2009	2008
EPS as Reported	$1.00	$1.24
Adjustments to reconcile EPS: APB 14-1 non-cash interest expense	0.15	0.13
LCM inventory accounting related items	(0.13)	-

Adjusted Non-GAAP EPS	$1.02	$1.37

	2nd Quarter Operating Income (in millions)
	2009	2008
Operating Income as Reported	$95.0	$130.6
Adjustments to reconcile operating income:
LCM inventory accounting related items:
North America	(0.4)	-
Europe and North Africa	(1.0)	(0.4)
ROW	(8.5)	-
Adjusted Non-GAAP Operating Income	$85.1	$130.2

Preferred Stock Dividend

In accordance with the terms of the Company’s 5.75% Series A Convertible Redeemable Preferred Stock, the Board of Directors has declared a regular quarterly preferred stock dividend of approximately $0.72 per share. The dividend is payable on August 24, 2009 to preferred stockholders of record as of the close of business on July 31, 2009. The Company expects the quarterly dividend payment to be less than $0.1 million.

General Cable will discuss second quarter results on a conference call and webcast at 8:30 a.m. ET tomorrow, August 6, 2009. For more information please see our website at www.generalcable.com.

General Cable (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, and communications markets. Visit our website at www.generalcable.com.

Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include the economic strength and competitive nature of the geographic markets that the Company serves; economic, political and other risks of maintaining facilities and selling products in foreign countries including the impact of significant fluctuations in the value of the U.S. dollar against foreign currencies; changes in industry standards and regulatory requirements; advancing technologies, such as fiber optic and wireless technologies; volatility in the price of copper and other raw materials, as well as fuel and energy and the Company’s ability to reflect such volatility in its selling prices; interruption of supplies from the Company’s key suppliers; compliance with foreign and U.S. laws applicable to our international operations; potential adverse impact from environmental liabilities; risks from liabilities assumed in acquisitions; substantial indebtedness could adversely affect our business and financial condition; potential cross-defaults on our financing arrangements if we fail to comply with covenants and other provisions of financing arrangements; impact of a downgrade in our financial strength; the failure to negotiate extensions of the Company’s labor agreements on acceptable terms; the Company’s ability to increase manufacturing capacity and achieve productivity improvements; the Company’s dependence upon distributors and retailers for non-exclusive sales of certain of the Company’s products; pricing pressures in the Company’s end markets; the Company’s ability to maintain the uncommitted accounts payable or accounts receivable financing arrangements in its European operations; the impact of any additional charges in connection with plant closures and the Company’s inventory accounting practices; the impact of certain asbestos litigation, unexpected judgments or settlements and environmental liabilities; the ability to successfully identify, finance and integrate acquisitions; the impact of terrorist attacks or acts of war which may affect the markets in which the Company operates; the Company’s ability to retain key employees; the Company’s ability to service debt requirements and maintain adequate domestic and international credit facilities and credit lines; the impact on the Company’s operating results of its pension accounting practices; volatility in the market price of the Company’s common stock all of which are more fully discussed in the Company's Report on Form 10-K/A filed with the Securities and Exchange Commission on May 8, 2009 as well as periodic reports filed with the Commission.

TABLES TO FOLLOW

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended		Six Fiscal Months Ended
	July 3,	June 27,	July 3,	June 27,
	2009	2008	2009	2008
Net sales	$1,133.1	$1,742.8	$2,174.4	$3,311.2
Cost of sales	956.4	1,515.5	1,810.2	2,871.2
Gross profit	176.7	227.3	364.2	440.0

Selling, general and administrative expenses
	81.7	96.7	176.7	194.1
Operating income	95.0	130.6	187.5	245.9
Other income (expense)	6.6	(1.8)	10.1	(0.4)
Interest income (expense):
Interest expense	(22.1)	(25.1)	(44.6)	(48.8)
Interest income	0.6	3.5	1.8	6.3
	(21.5)	(21.6)	(42.8)	(42.5)

Income before income taxes	80.1	107.2	154.8	203.0
Income tax provision	(24.5)	(37.0)	(49.5)	(71.2)
Equity in earnings of affiliated companies	0.2	1.7	0.3	2.8
Net income including noncontrolling interests	55.8	71.9	105.6	134.6
Less: preferred stock dividends	0.1	0.1	0.2	0.2
Less: net income attributable to noncontrolling interest	2.8	3.2	4.2	6.8
Net income applicable to common shareholders	$52.9	$68.6	$101.2	$127.6
Earnings per share
Earnings per common share - basic	$1.02	$1.30	$1.95	$2.42
Weighted average common shares - basic	52.0	52.8	51.9	52.7
Earnings per common share-
assuming dilution	$1.00	$1.24	$1.92	$2.32
Weighted average common shares-
assuming dilution	52.8	55.4	52.8	55.0

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

	Three Fiscal Months Ended		Six Fiscal Months Ended
	July 3,	June 27,	July 3,	June 27,
	2009	2008	2009	2008
Revenues (as reported)
North America	$394.4	$628.6	$763.6	$1,169.3
Europe and North Africa	401.6	600.3	772.1	1,153.6
Rest of World	337.1	513.9	638.7	988.3
Total	$1,133.1	$1,742.8	$2,174.4	$3,311.2

Revenues (metal adjusted)
North America	$394.4	$493.8	$763.6	$894.9
Europe and North Africa	401.6	491.5	772.1	918.1
Rest of World	337.1	372.8	638.7	701.5
Total	$1,133.1	$1,358.1	$2,174.4	$2,514.5

Metal Pounds Sold
North America	81.2	102.8	163.5	195.1
Europe and North Africa	74.5	85.7	154.4	172.6
Rest of World	89.0	104.7	176.9	202.8
Total	244.7	293.2	494.8	570.5

Operating Income
North America	$24.8	$32.5	$51.7	$63.7
Europe and North Africa	30.4	49.1	63.6	98.2
Rest of World	39.8	49.0	72.2	84.0
Total	$95.0	$130.6	$187.5	$245.9

Return on Metal Adjusted Sales
North America	6.3%	6.6%	6.8%	7.1%
Europe and North Africa	7.6%	10.0%	8.2%	10.7%
Rest of World	11.8%	13.1%	11.3%	12.0%
Total Company	8.4%	9.6%	8.6%	9.8%

Capital Expenditures
North America	$6.5	$12.4	$16.0	$21.4
Europe and North Africa	26.7	25.2	54.6	46.3
Rest of World	7.1	13.8	16.5	25.3
Total	$40.3	$51.4	$87.1	$93.0

Depreciation & Amortization
North America	$8.7	$9.3	$17.4	$18.1
Europe and North Africa	8.2	8.0	15.9	15.0
Rest of World	9.1	7.7	17.7	15.3
Total	$26.0	$25.0	$51.0	$48.4

Revenues by Major Product Lines
Electric Utility	$370.4	$593.4	$750.4	$1,138.4
Electrical Infrastructure	314.1	432.7	581.6	827.7
Construction	255.7	419.3	483.5	806.8
Communications	158.1	220.0	297.8	422.5
Rod Mill Products	34.8	77.4	61.1	115.8
Total	$1,133.1	$1,742.8	$2,174.4	$3,311.2

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except share data)

Assets	July 3, 2009	December 31, 2008
Current Assets:	(unaudited)
Cash and cash equivalents	$301.3	$282.6
Receivables, net of allowances of $24.1 million at July 3, 2009 and $19.3 million at December 31, 2008
	980.6	1,032.0
Inventories	975.5	953.2
Deferred income taxes	118.1	132.3
Prepaid expenses and other	78.3	71.5
Total current assets	2,453.8	2,471.6
Property, plant and equipment, net	971.1	880.9
Deferred income taxes	49.2	56.0
Goodwill	150.0	171.9
Intangible assets, net	199.4	201.8
Unconsolidated affiliated companies	8.1	7.5
Other non-current assets	45.4	46.7
Total assets	$3,877.0	$3,836.4
Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$680.8	$757.2
Accrued liabilities	344.8	423.3
Current portion of long-term debt	179.0	230.5
Total current liabilities	1,204.6	1,411.0
Long-term debt	1,074.1	1,023.5
Deferred income taxes	153.6	133.6
Other liabilities	260.0	276.2
Total liabilities	2,692.3	2,844.3
Shareholders' Equity:
Redeemable convertible preferred stock, at redemption value
(liquidation preference of $50.00 per share)
July 3, 2009 - 76,202 outstanding shares
December 31, 2008 - 76,233 outstanding shares	3.8	3.8
Common stock, $0.01 par value, issued and outstanding shares:
July 3, 2009 - 51,981,549 (net of 6,184,591 treasury shares)
December 31, 2008 - 51,775,200 (net of 6,177,498 treasury shares)	0.6	0.6
Additional paid-in capital	493.0	486.6
Treasury stock	(73.3)	(71.9)
Retained earnings	699.2	597.9
Accumulated other comprehensive loss	(73.0)	(146.0)
Total shareholders' equity	1,050.3	871.0
Noncontrolling interest	134.4	121.1
Total Equity	1,184.7	992.1
Total liabilities and shareholders' equity	$3,877.0	$3,836.4

CONTACT:
General Cable Corporation
Michael P. Dickerson, 859-572-8684
Vice President of Finance and Investor Relations